                                                                  Exhibit 99(a)


                                IMMEDIATE RELEASE          MARCH 9, 2004
                                CONTACTS:
                                BRENT LARSON,              JONATHAN FASSBERG,
                                VP FINANCE & CFO           THE TROUT GROUP
                                614 793 7500               212 437 9007
-------------------------------------------------------------------------------

                   NEOPROBE ANNOUNCES 2003 FISCAL YEAR RESULTS
              Annual Revenues Increase 32%, Net Loss Decreases 39%

DUBLIN, OHIO - March 9, 2004 -- Neoprobe Corporation (OTCBB: NEOP) today announced financial results for the fourth quarter of 2003 and for the full year that ended December 31, 2003. Results for the fourth quarter and for the full year of 2003 include the consolidated operations of Neoprobe Corporation and its wholly owned subsidiary, Cardiosonix Ltd. For the fourth quarter of 2003, Neoprobe had a net loss of $582,000 or $0.01 per share. For fiscal year 2003, Neoprobe incurred a loss of $1.8 million or $0.04 per share. The net loss decreased by 39% compared to the prior year.

For the year 2003, Neoprobe reported revenues of $6.5 million compared to $4.9 million in the prior year. Total revenue increased 32% on a year-to-year basis. Revenues for 2002 were adversely affected by an inventory overstock situation at Neoprobe's primary gamma products distributor. For the fourth quarter of 2003, Neoprobe reported revenues of $1.9 million compared to $1.7 million for the fourth quarter of 2002. Revenues for 2003 exhibited a recovery to a level we expect to be sustainable during 2004. Annual gross profit was 52% for both 2002 and 2003.

The operating results for 2003 reflect the continued investment in the development and commercialization of our Quantix(R) blood flow measurement technology. However, Neoprobe's research and development costs for 2003 decreased to $1.9 million compared to $2.3 million in 2002 due primarily to headcount reductions made in our gamma development team at the end of 2002 and the transition from development to clinical evaluation and commercialization of our blood flow product line during 2003. General and administrative expenses also decreased to $3.1 million for 2003 from $3.3 million in 2002 due again primarily to headcount reductions at the end of 2002 coupled with decreases in depreciation but offset by increases in marketing costs ($479,000) in support of the Quantix product line.

"Our gamma business line improved in 2003 and the market remains very encouraging," said David Bupp, Neoprobe's President and CEO. "Our gamma product line continues to be the market leader and our primary marketing partner continues to experience positive sales momentum and strong product pricing. Net sales increased 45% in the fourth quarter of 2003 as compared to 2002. During 2003, we completed the pre-commercial and clinical evaluation activities associated with the commercial launch of the Quantix products. Following the presentation of the product at the recent Society of Thoracic Surgeons meeting, we have completed agreements with independent cardiovascular sales organizations to provide sales and marketing coverage for the Quantix products in North and South America, Europe and Asia. We were also able to obtain regulatory guidance during 2003 concerning the development plan for our procedural product Lymphoseek(TM). Finally, we have scheduled a meeting with the U.S. Food and Drug Administration in April to determine the appropriate next steps to reactivate the RIGS(R) technology development program."


Neoprobe also announced that it intends to release the text of its Annual Letter to Stockholders tomorrow, March 10, 2004. The letter highlights Neoprobe's business and financial activities in 2003. Neoprobe's President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will discuss the Company's business strategy and its 2003 results via a conference call scheduled for 4:30 PM EST tomorrow, March 10, 2004. Participants may dial-in by calling 1-888-823-7457 from the United States and Canada or by calling 1-973-582-2718 internationally. A replay of the call will be available for one week by calling 1-877-519-4471 (PIN# 4589094) from the United States and Canada or by calling 1-973-341-3080 internationally, or by accessing the company website at www.neoprobe.com.

                                    - more -

NEOPROBE CORPORATION
ADD-1-

ABOUT NEOPROBE
Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe's current line of gamma detection systems is widely used for intraoperative lymphatic mapping (ILM), an emerging standard of care technology for breast cancer and melanoma. Neoprobe also holds significant interests in the development of related biomedical systems and agents. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. With the acquisition of Cardiosonix Ltd. in 2001, Neoprobe expanded its product portfolio to include blood flow measurement products. Cardiosonix is an early stage company that has recently received regulatory clearance to begin the clinical evaluation and commercial sale of its blood flow measurement products. Cardiosonix' products (the Quantix/ND(TM) and the Quantix/OR(TM)) are designed to be used by neurosurgeons, cardiovascular surgeons and critical care physicians.



Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

                                    - more -

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        December 31,        December 31,
                                                            2003                2002
                                                        (unaudited)
                                                        ------------        ------------
Assets:

Cash and cash equivalents                                $1,588,760          $  700,525
Other current assets                                      2,462,575           2,389,562
Intangible assets, net                                    2,935,515           3,366,328
Other non-current assets                                    398,192             623,426
                                                         ----------          ----------

Total assets                                             $7,385,042          $7,079,841
                                                         ==========          ==========


Liabilities and stockholders' equity:

Current liabilities, excluding deferred revenue          $  657,341          $1,016,365
Deferred revenue                                            955,587           1,637,485
Other liabilities                                           513,169             465,855
Stockholders' equity                                      5,258,945           3,960,136
                                                         ----------          ----------

Total liabilities and stockholders' equity               $7,385,042          $7,079,841
                                                         ==========          ==========


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Three Months Ended                       Twelve Months Ended
                                                       December 31,        December 31,        December 31,        December 31,
                                                          2003                2002                2003                2002
                                                       (unaudited)         (unaudited)         (unaudited)
                                                       -----------         -----------         -----------         -----------
Revenues:
   Net sales                                           $ 1,695,620         $ 1,166,324         $ 5,564,275         $ 3,382,707
   License revenue and other                               200,000             509,168             945,633           1,538,233
                                                       -----------         -----------         -----------         -----------
      Total revenues                                     1,895,620           1,675,492           6,509,908           4,920,940
                                                       -----------         -----------         -----------         -----------

Cost of goods sold                                       1,012,731             486,255           3,124,978           2,351,169
                                                       -----------         -----------         -----------         -----------

Gross profit                                               882,889           1,189,237           3,384,930           2,569,771
                                                       -----------         -----------         -----------         -----------

Operating expenses:
   Research and development                                528,243             525,193           1,893,520           2,323,710
   Selling, general and administrative                     871,842             859,865           3,102,535           3,267,361
   Acquired in-process research and development               --               (28,368)               --               (28,368)
                                                       -----------         -----------         -----------         -----------
      Total operating expenses                           1,400,085           1,356,690           4,996,055           5,562,703
                                                       -----------         -----------         -----------         -----------

Loss from operations                                      (517,196)           (167,453)         (1,611,125)         (2,992,932)
Other (expenses) income, net                               (64,745)              2,755            (187,870)             29,207
                                                       -----------         -----------         -----------         -----------

Net loss                                               $  (581,941)        $  (164,698)        $(1,798,995)        $(2,963,725)
                                                       ===========         ===========         ===========         ===========

Loss per common share:
   Basic                                               $     (0.01)        $     (0.00)        $     (0.04)        $     (0.08)
   Diluted                                             $     (0.01)        $     (0.00)        $     (0.04)        $     (0.08)

Weighted average shares outstanding:
   Basic                                                45,925,972          36,084,855          40,337,679          36,045,196
   Diluted                                              45,925,972          36,084,855          40,337,679          36,045,196
